Exhibit 5.1
CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com
November 26, 2021
Global Self Storage, Inc.
3814 Route 44
Milbrook, NY 12545
Ladies and Gentlemen:
We have acted as counsel to Global Self Storage, Inc., a Maryland corporation (the "Company"), in connection with a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Registration Statement"), relating to possible offerings from time to time by the Company of:  (1) its shares of common stock, par value $0.01 per share ("Common Stock"); (2) its shares of preferred stock, par value $0.01 per share ("Preferred Stock"); (3) its depositary shares representing Preferred Stock ("Depositary Shares"); (4) warrants entitling the holders to purchase Common Stock, Preferred Stock or Depositary Shares ("Warrants"); and (5) rights entitling the holders to purchase Common Stock or Preferred Stock ("Rights").
In rendering the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate.  In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purported to be originals and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic, or reproduced copies or in portable document format.
Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that:
1.	The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing.
2.
When the board of directors of the Company (the "Board") authorizes the issuance of authorized but unissued Common Stock and in accordance with that authorization the Common Stock (a) are sold for at least their par value as contemplated in the Registration Statement or (b) are issued on exercise of a right to convert Preferred Stock or Depositary Shares, on exercise of Warrants or on the exercise of Rights, which are sold for at least the par value of the Common Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.

3.
When the Board authorizes the creation and sale of one or more series of Preferred Stock in accordance with the provisions of the Company's articles of amendment and restatement relating to the issuance of Preferred Stock and in accordance with that authorization that Preferred Stock are (a) sold for at least their par value as contemplated in the Registration Statement or (b) issued on conversion of other series of Preferred Stock or on exercise of Warrants, which are sold for at least the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated in the Registration Statement, that Preferred Stock will be validly issued, fully paid and nonassessable.

4.
When the Board authorizes the creation and sale of Depositary Shares representing interests in shares of a particular series of Preferred Stock and in accordance with that authorization those Depositary Shares are (a) sold for at least the par value of the underlying Preferred Stock as contemplated in the Registration Statement or (b) issued on conversion of other series of underlying Preferred Stock or exercise of Warrants, which are sold for at least the par value of the Preferred Stock (including any amount paid at the time of conversion or exercise) as contemplated by the Registration Statement, those Depositary Shares will be validly issued, fully paid and nonassessable.

5.
When the Board authorizes the issuance of Warrants which provide for the issuance of Common Stock, Preferred Stock or Depositary Shares upon payment of consideration equal at least to the par value of the Common Stock, Preferred Stock or Depositary Shares being issued, if applicable, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Warrants are issued as contemplated in the Registration Statement, those Warrants will constitute valid and legally binding obligations of the Company (subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

6.
When the Board authorizes the issuance of Rights which provide for the right to purchase Common Stock or Preferred Stock, upon payment of consideration equal to at least the par value of the Common Stock or Preferred Stock being issued, and which do not contain provisions which violate applicable law, and in accordance with that authorization those Rights are issued as contemplated in the Registration Statement, those Rights will constitute valid and legally binding obligations of the Company (subject to any bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforceability of creditors' rights generally and to court decisions with respect thereto and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)).

This foregoing opinion is based as to matters of law solely on the applicable provisions of the Maryland General Corporation Law, as amended, and the laws of the State of New York, each as currently in effect.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the governing documents under which the Depositary Shares, Warrants and Rights are to be issued will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine.  We have further assumed that the issuance or delivery by the Company of any securities other than the Depositary Shares, or of any other property, upon exercise or otherwise pursuant to the terms of the Depositary Shares will be effected so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.
This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the "SEC") as an exhibit to the Registration Statement and to the references therein to us.  In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Clifford Chance US LLP